As filed with the Securities and Exchange Commission on February 19, 2010

Registration No. 333-158067

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

Registration Statement

Under

The Securities Act of 1933

General Electric Company

(Exact name of registrant as specified in its charter)

New York	14-0689340
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3135 Easton Turnpike

Fairfield, Connecticut 06828

(203) 373-2211

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. McAlevey, Esq.

Vice President, Chief Corporate, Securities and Finance Counsel

3135 Easton Turnpike

Fairfield, Connecticut 06828

(203) 373-2967

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Ronald O. Mueller.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, D.C. 20036

(202) 955-8500

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.06 par value per share	100,000,000	$8.47	$847,000,000	$47,262.60(3)

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of General Electric Company’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of General Electric Company’s Common Stock on March 10, 2009, as reported on the New York Stock Exchange.
(3)	Previously paid.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-158067) is being filed to include information that is required to be included in the registration statement by such form for registrants who are no longer well-known seasoned issuers, as defined in Rule 405 under the Securities Act of 1933, as amended. The prospectus included in the registration statement did not omit information in reliance on provisions of Rule 430B under the Securities Act of 1933, as amended, that are available only to automatic shelf registration statements and contained all information required to be included in a Form S-3 filed in reliance on General Instruction I.B.1. All filing fees payable in connection with the registration of the shares of common stock covered by the registration statement were paid by the registrant at the time of the initial filing of the registration statement.

PROSPECTUS

GE STOCK DIRECT

100,000,000 shares

Common Stock, $0.06 par value per share

GE Stock Direct offers you the opportunity to:

•	Buy shares of General Electric Company (“GE”) common stock conveniently and economically, even if you are not already a GE shareowner.

•	If you wish, reinvest dividends on GE stock in additional shares of GE.

•	Complete transactions on the Internet.

•	Send in your GE stock certificates for safekeeping.

See “How the Plan Works—What price will I pay for shares” on page 7 of this prospectus for an explanation of how the price for shares purchased pursuant to GE Stock Direct will be determined. The closing price on February 17, 2010 was $16.15.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.” The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2211.

Investing in our securities involves risk. See “Risk Factors“ beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2010.

This prospectus describes GE Stock Direct (the “Plan”). The purpose of the Plan is to promote long-term investment in GE stock. Before enrolling in the Plan, read this prospectus carefully. References in this prospectus to “GE”, “we”, “us” and “our” are to General Electric Company.

PLAN SUMMARY

Enrollment. To enroll in the Plan, you must either already own shares of GE stock in your name, or you must acquire shares in your name by buying a minimum of $250.00 of GE stock through the Plan when you enroll. If you do not already own shares of GE stock in your name, there is a one-time $7.50 registration fee for your initial purchase of GE stock.

Plan Account. When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of GE stock you buy. The shares in the account will be held in “book-entry” form. Instead of receiving stock certificates, you will receive statements of your account. You may obtain stock certificates for shares held in your account at any time, upon request and without charge.

Dividends. You may choose to reinvest dividends on any or all shares in your Plan account, or to receive cash dividends. If you have your dividends reinvested, the shares purchased will be added to your Plan account. There is no fee for dividend reinvestment.

Additional Purchases. You may make additional purchases of GE stock through the Plan. You may buy from $10.00 up to $10,000.00 of GE stock per transaction, as often as once a week. Purchases paid by check incur a $3.00 fee per transaction. You may also make additional purchases on the Internet or automatic monthly purchases by means of electronic funds transfer from your bank, for a $1.00 fee per transaction.

Safekeeping. You may send your GE stock certificates to us for safekeeping. The shares will be converted to book-entry shares held in a Plan account. You may obtain stock certificates for shares held in your account at any time. There is no fee for safekeeping or for delivery of certificates upon request.

Selling Shares in Your Account. You may sell shares held in your account. All requests to sell GE stock received by our transfer agent, either by web, phone or mail by 2:00 P.M., U.S. Eastern Time, will receive that same day’s price. Those received after 2:00 P.M. will sell at the current market price on the New York Stock Exchange (“NYSE”), on the next business day after we receive your request to sell. Sales are processed daily. A transaction fee of $10.00, plus $0.15 per share, will be deducted from the proceeds.

Transferring Shares. You may transfer shares in your account to another person without charge.

Contacting Us. GE’s transfer agent, The Bank of New York Mellon (“BNYM”), acts as agent for participants in the Plan and administers the Plan for us. You can contact the Plan by:

Telephone:	1-800-STOCK-GE (1-800-786-2543) Outside USA: (201) 680-6848

Internet:	www.bnymellon.com/shareowner This URL is an inactive textual reference and is not intended to incorporate any content of Bank of New York Mellon’s website into this prospectus.

Mail:	GE Stock Direct; c/o The Bank of New York Mellon P.O. Box 358035, Pittsburgh, PA 15252-8035

Courier:	GE Stock Direct; c/o The Bank of New York Mellon 480 Washington Blvd., Jersey City, NJ 07310

Completing Transactions. You can check your account balance and history on the Internet at www.bnymellon.com/shareowner. You can complete transactions on the Internet, including enrolling in the Plan, selling or buying shares, enrolling in dividend reinvestment, requesting certificates and changing your address. Also, your Plan statement and transaction confirmations will contain a tear-off form that can be used for Plan transactions.

Transaction Fees. You are responsible for the transaction fees described in this prospectus. If you do not already own shares of GE stock in your name, you will be charged a one-time $7.50 registration fee. The fees shown below for additional purchases and sales of stock will apply to each purchase or sale in your account. There are no fees for dividend reinvestment or safekeeping. Except as described in this prospectus, we pay the costs of administering the Plan.

Purchase by check	$3.00
Purchase by automatic monthly withdrawal or additional purchase on the Internet	$1.00
Sale of stock	$10.00 + $0.15 per share

Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus carefully.

RISK FACTORS

Investing in GE’s common stock involves risk. See the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, each of which is incorporated by reference in this prospectus, as well as in any subsequent filings. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus, including filings made with the Securities and Exchange Commission (“SEC”) subsequent to the date of this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of the common stock to decline. You could lose all or part of your investment.

You will not be able to control the timing of your investments under the Plan and will be subject to the risk of changes in GE’s common stock price.

The price of GE common stock fluctuates on a daily basis. Pursuant to the mechanics of how shares are purchased and sold under the Plan, you have no control over the exact timing and prices over which shares are purchased for you or sold on your behalf under the Plan. For example, the price of our common stock may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. Because the prices at which shares are purchased or sold under the Plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment. These price risks will be borne solely by you.

There are risks inherent in owning our common stock.

The market price and volume of our common stock have been, and may continue to be, subject to significant fluctuations. These may arise from general stock market conditions, the impact of the risk factors described in our SEC filings on our financial condition and results of operations, a change in sentiment in the market regarding us or our business prospects or from other factors. Changes in the amounts and frequency of share repurchases or dividends could adversely affect the value of our common stock.

HOW THE PLAN WORKS

1. How do I enroll in the Plan?

To enroll in the Plan, you must complete an enrollment form and either transfer shares of GE stock that you already own to your Plan account or purchase shares of GE stock at the same time you complete the enrollment form. Both methods are described below. If you live outside the U.S., see “Foreign Participation” on page 11 of this prospectus.

A. If you do not currently own any shares of GE stock, you can enroll in the Plan and buy your initial shares of GE stock through the Plan at the same time. You can enroll and purchase your initial shares on the Internet at www.bnymellon.com/shareowner. If you buy shares using the Internet, payment must be made using electronic funds transfer from a bank account. You can also request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543) or (201) 680-6848 if calling outside of the USA. Enrollment packages are generally mailed within two days after we receive your request. Complete and mail back the application. The minimum initial purchase is $250.00, and the registration fee is $7.50. If you enroll by mail, enclose a check payable to “GE Stock Direct” in U.S. dollars, drawn on a U.S. bank or payable at a U.S. branch of a non-U.S. bank, for the GE stock you are purchasing plus the registration fee. Do not send cash.

B. If you already own at least one share of GE stock registered in your name, you can enroll on the Internet at www.bnymellon.com/shareowner. You can also request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543) or (201) 680-6848 if calling outside of the USA and complete and mail back the enrollment form. If you own GE stock in another name (e.g., in a broker, bank, trust or other nominee name), you can arrange with the nominee to transfer at least one share of stock into your name, and then enroll those shares using these instructions. If you do not wish to transfer shares held in nominee name, you can buy additional shares in your name through the Plan at the time you enroll, as described in A. above.

2. How can I buy additional shares through the Plan?

After you have opened a Plan account, you can buy additional shares (including fractional shares) on the Internet at www.bnymellon.com/shareowner or by mail using the tear-off form found on your Plan statement. You can also arrange for automatic, monthly purchases. Each method is described below. Each purchase must be for a minimum of $10.00 and can be for up to a maximum of $10,000.00 per transaction, no more than once per week.

If you buy additional shares on the Internet, payment must be for the purchase amount, plus the $1.00 transaction fee, made using electronic funds transfer from a bank account. If you buy additional shares by mail using the tear-off form, payment must be made by check payable to “GE Stock Direct” in U.S. dollars, drawn on a U.S. bank or payable at a U.S. branch of a non-U.S. bank, in the purchase amount, plus the $3.00 transaction fee. Send the completed tear-off form and check to the Plan. Do not send cash. Third-party checks, money orders and foreign checks will not be accepted and will be returned to the sender and NO INVESTMENT WILL BE MADE.

Purchases are credited to Plan accounts weekly. Because purchases are credited only weekly, there may be a delay of up to five business days between the date we receive your funds and the date that stock is credited to your Plan account. You will not receive interest on cash held by the Plan pending investment.

If you send payment to us to pay for additional shares and it is returned due to insufficient funds, we will resell the shares purchased. We may liquidate shares in your account to reimburse us for transaction fees, bank fees and any loss incurred in connection with purchasing and reselling such shares.

Automatic Monthly Purchases by Automatic Withdrawal. You may authorize us to make automatic monthly purchases of a specified dollar amount of GE stock, paid for by automatic withdrawal from your bank account by electronic funds transfer. Purchases using automatic withdrawal incur a $1.00 charge for each transaction.

You can use the Internet at www.bnymellon.com/shareowner or a Plan enrollment form to authorize automatic withdrawals for monthly purchases. Funds generally will be withdrawn from your bank account on the 25th day of each month (or the next business day if the 25th is not a business day). Purchases will be made within one week after the withdrawal. Allow four to six weeks for the initial withdrawal. To terminate monthly purchases by automatic withdrawal, you can use the Internet at www.bnymellon.com/shareowner or send us written, signed instructions.

The maximum that can be invested in any week is $10,000.00, whether for an initial investment or additional purchases. You must not send in more than $10,000.00 in any week. If you send a check for more than $10,000.00, or several checks that add up to more than $10,000.00, or arrange for the electronic transfer or automatic withdrawal of more than $10,000.00, within the same week, NO INVESTMENT WILL BE MADE. All of the funds will be returned to you promptly by regular mail.

3. Do I have to have dividends reinvested?

Dividend reinvestment is a service offered by the Plan at no charge. It is not required. When you enroll in the Plan, you will indicate whether you want the dividends on any or all of the shares in your account reinvested. If you do not indicate a preference, dividends on the shares held in your Plan account on the dividend record date will be paid in cash. If you choose to receive cash dividends on any of the shares in your account, you will receive them as electronic funds deposited to the bank account you indicate on your enrollment form.

You may change your election regarding dividend payment at any time, using the Internet at www.bnymellon.com/shareowner, or using a Plan enrollment form. Any changes will be effective as of the next dividend record date after we receive notice of the change.

You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. We will mail you a Form 1099-DIV reporting your dividends (including reinvested dividends) and will also report that information to the Internal Revenue Service.

4. How are shares purchased for my account?

BNYM, our transfer agent and the agent for Plan participants, will buy the shares for your Plan account. BNYM may buy newly issued shares directly from GE or shares of GE stock held in our treasury, which are shares of GE stock previously sold into the public markets and later repurchased by us. BNYM may also buy shares in the public markets or in privately negotiated transactions. Purchases generally will be made for the Plan and credited to Plan accounts once each week. If demand requires, purchases may be made over several days for the weekly crediting to Plan accounts.

BNYM may use a broker affiliated with BNYM to execute purchases and sales for Plan participants.

5. What price will I pay for shares?

If BNYM buys your shares from GE, either as newly issued shares or shares from our treasury, the share price will be the average of the high and low prices on the NYSE Composite Tape for GE stock on the date of purchase.

If BNYM buys your shares in the public markets or in privately negotiated transactions, the share price will be the weighted average price of all shares purchased for the weekly crediting to Plan accounts. Any applicable brokerage fees will be paid by us and may be considered income to you.

These share prices apply whether BNYM is purchasing shares for your initial enrollment, purchasing additional shares for your account, or reinvesting dividends.

When you send in a payment by check or electronic funds transfer to buy GE stock, BNYM will use your funds to buy the number of shares (including fractional shares to four decimal places) that can be purchased with your funds at the price described above, after deducting the transaction fees.

Initial purchases will incur a one-time $7.50 registration fee (see Question 1). All Plan participants will be charged the fees shown below for each additional purchase of stock by the Plan. There are no fees for dividend reinvestment.

• Purchase by check	$3.00
• Purchase by automatic monthly withdrawal or additional purchases on the Internet	$1.00

Because the prices at which shares are purchased under the Plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

6. How can I keep track of account activity?

We will periodically mail you a statement of your account balance and activity. In addition, whenever there is activity in your account such as an additional purchase of shares, or withdrawal, transfer or sale of shares, we will mail you a written transaction confirmation.

You can check your account balance and history on the Internet at www.bnymellon.com/shareowner or by calling 1-800-STOCK-GE (1-800-786-2543) or (201) 680-6848 if calling outside of the U.S.

If you believe that an error has been made in your Plan records, or that Plan mailings to you are being misdirected, lost or stolen, promptly contact us.

7. What is safekeeping? How does it work?

Safekeeping is a service provided by the Plan. If you have GE stock certificates, you may participate in the Direct Registration System, or DRS, by sending the certificates to us and for deposit as book-entry shares held in a Plan account. With safekeeping, you no longer bear the cost and risk associated with the storage, loss, theft, or destruction of stock certificates. You also may use the Plan’s stock-selling services if you wish to sell the shares.

To use the safekeeping service, send your certificates to us by registered mail, insured for 2% of the current market value of the shares. Include signed, written instructions to us to deposit the shares in a Plan account for safekeeping. Do not endorse the certificates or complete the assignment section on the back of the certificates. Indicate whether you want to reinvest dividends on the shares or receive cash dividends. If you do not indicate a preference, dividends will continue to be paid in the same manner as previously instructed. We will mail you confirmation of your deposited certificates, generally within two weeks after receipt.

8. Can I get certificates for shares in my account?

You may obtain certificates at any time, on request and without charge. You can make this request on the Internet at www.bnymellon.com/shareowner, or by using the tear-off form on your Plan statement or a Plan enrollment form. We will issue certificates in the exact name(s) shown on the account. To have certificates issued in a different name, follow the procedures in Question 9. We will send the certificates by first-class mail, generally within two weeks after receiving your request.

Certificates are issued for full shares only. If your request results in a fractional share, we will liquidate the fractional share and send you a check for the current market value of the fractional share, less applicable fees.

You can continue to reinvest dividends on shares through the Plan, even though you receive certificates.

9. Can I transfer Plan shares to another person?

You can transfer shares to a person who has a Plan account, or you can set up a new Plan account for a person who does not have one, using shares transferred from your account.

You can also transfer shares by ordering certificates for shares in your account issued in the name of another person. We will send the certificates to the new owner by first-class mail.

If you wish to transfer shares, we must have written instructions, with your signature guaranteed by a bank or broker participating in the NYSE Medallion Signature Guarantee program. This helps ensure that only the owner of the account can authorize the transfer of shares to a different account or name. Provide the name, address, and Social Security or tax identification number of the new owner.

When you have shares transferred to another account or have certificates issued in a different name, those shares will be considered withdrawn from your Plan account. Beginning with the first dividend record date after the change in ownership, dividends on those shares will be paid to the new owner. Dividends on shares held in the new Plan account will be paid in cash, unless the new account owner directs us to reinvest such dividends. Dividends on certificates issued in a new name will be paid by check mailed to the address of the new owner or, if the new owner provides us with direct deposit instructions, automatically deposited in the new owner’s bank account. The new owner can elect to reinvest dividends at any time on the Internet at www.bnymellon.com/shareowner or by using a Plan enrollment form.

10. How can I sell shares in my Plan account?

You can authorize the sale of shares on the Internet at www.bnymellon.com/shareowner, by completing and mailing the tear-off form on your Plan statement or by calling 1-800-STOCK-GE (1-800-786-2543). All requests to sell GE stock received by our transfer agent, either by web, phone or mail by 2:00 P.M., U.S. Eastern Time, will receive that same day’s price. Those received after 2:00 P.M. will sell at the current market price on the NYSE, on the next business day after we receive your request to sell. Sales are processed daily. There is a transaction fee of $10.00, plus $0.15 per share, for each sale of Plan shares. These fees will be deducted from the proceeds of the sale. We will mail your check for the net proceeds of the sale, within three business days after the sale. You will not receive interest on sales proceeds held pending disbursement. We will mail you a Form 1099B reporting the sale of shares for income tax purposes shortly after the close of each calendar year.

Of course, you may also sell your shares through a stockbroker of your choice, or privately. In either case, request certificates for your shares (see Question 8 above) and proceed as you would to sell any other stock for which you have certificates or have the Plan administrator, BNYM, electronically transfer your shares to your brokerage account through the Direct Registration System.

Please note that if your Plan account holds less than one full share, we may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account, less applicable fees.

The price of GE common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. The price risk will be borne solely by you. You cannot revoke your request to sell once it is made.

11. How can I terminate my reinvestment participation and close my account?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan administrator, BNYM. Notice may be made on the Internet at www.bnymellon.com/shareowner or by written instructions. To be effective for a given dividend payment, the notice must be received before the record date of that dividend. BNYM will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. You may also request the sale of all or part of any such shares or have BNYM electronically transfer your shares to your brokerage account.

You can close your account at any time on the Internet at www.bnymellon.com/shareowner or by using the tear-off form on your Plan statement. Your account will be closed within two business days after we receive your written instructions.

When your account is closed, we will send you certificates representing all of the full shares in your account, registered in the exact name(s) shown on the account. (If you wish a different name on the certificates, please see Question 9 above.) We will liquidate any fractional share in your account and send you a check for the proceeds, less applicable fees. After your account is closed, dividends on any shares of GE stock you hold as certificates will be paid in cash and sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.

Alternatively, you may direct us to sell any or all of the shares in your account. If shares are sold, a liquidation fee of $10.00 plus $0.15 per share will be deducted from the proceeds, and we will mail you a check for the net proceeds. We will mail you a Form 1099B reporting the sale of shares for income tax purposes shortly after the close of each calendar year. We will also report that information to the Internal Revenue Service. You will not receive interest on sales proceeds held pending disbursement.

To close an account on the death of a sole account holder, the executor should contact us for specific instructions (refer to page 3 for contact information).

ADDITIONAL INFORMATION ABOUT THE PLAN

Voting. If you have a Plan account, you will receive proxy materials, reports to shareowners, and any other materials sent to our shareowners. The proxy card you receive will represent both the full and fractional shares in your Plan account, and shares for which you hold certificates that are not held in your Plan account.

Dividends. The Board of Directors determines dividend record and payment dates, and dividend amounts. The Board of Directors may change the amount and timing of dividends at any time, without notice.

Stock Splits and Stock Dividends. Your Plan account will be adjusted to reflect any additional shares of GE stock distributed as a stock split, stock dividend or other distribution based on the shares of GE stock held in your Plan account. In the event of a stock subscription or other offering of rights to shareowners, you will be entitled to such rights based on the number of shares credited to your account. In addition, if you also hold shares of GE stock in certificate form that are not included in your Plan account, any additional shares distributed as a stock split, stock dividend or other distribution on those certificated shares will also be deposited to your Plan account. You can obtain certificates for such additional shares at any time and without charge. See Question 8.

Responsibility. Neither GE nor the Plan will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or any changes in the market value of GE stock.

Your account represents an investment in GE stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither GE nor the Plan can provide investment advice.

Tax consequences of participating in the Plan can vary depending on each participant’s tax situation. Be sure to keep your account statements for income tax purposes. You are responsible for consulting with tax advisors to determine the tax effect of Plan participation in light of current and proposed federal, state, local, foreign and other tax laws.

You are responsible for costs that you incur in connection with Plan participation – for example, the cost of sending certificates or other materials to us, fees that your bank may charge you for electronic funds transfer, or delivery fees for certificates or payments we send to you by means other than first-class mail, at your request.

You are responsible for notifying us promptly of any change in your name or address.

Changes in the Plan. This prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. We may change the terms of the Plan, including applicable fees, or terminate the Plan, at any time. We will mail you a supplemental or revised prospectus before any material changes in the Plan are effective. GE and BNYM may change our administrative procedures without notice, if the changes do not change the material terms of the Plan.

Foreign Participation. If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan. We have the right to terminate participation of any shareowner if we deem it advisable under any foreign laws or regulations. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan. Call (201) 680-6848 for more information.

INFORMATION ABOUT GE

GE is one of the largest and most diversified technology, media and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, water processing, and household appliances to medical imaging, business and consumer financing, media content and industrial products, GE serves customers in more than 100 countries and employs about 300,000 people worldwide. Since its incorporation in 1892, GE has developed or acquired new technologies and services that have broadened and changed considerably the scope of its activities.

In virtually all of its global business activities, GE encounters aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development. With respect to manufacturing operations, GE believes that, in general, it is one of the leading firms in most of the major industries in which it participates. The NBC Television Network is a major U.S. commercial broadcast television network. NBC Universal also competes with other film and television programming producers and distributors, cable/satellite television networks and theme park operators. The businesses in which GE’s subsidiary, General Electric Capital Services, Inc., engages are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies and finance companies associated with manufacturers.

GE’s address is 1 River Road, Schenectady, NY 12345-6999; it also maintains executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

Where to Obtain Additional Information about GE. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the NYSE under the symbol, “GE”. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

3.	The Company’s Current Reports on Form 8-K filed by the Company on January 28, 2009, February 11, 2009, February 27, 2009, March 12, 2009, March 23, 2009, June 12, 2009, August 4, 2009, October 16, 2009 (Item 5.04 only), December 3, 2009, February 19, 2010 and February 19, 2010 (including the information furnished to the SEC).

4.	The description of the Company’s Common Stock in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description.

You may request a copy of these documents at no cost to you by writing or calling us at the following address:

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Attn: Investor Communications

Tel: (203) 373-2211

For information about the Plan or GE, you should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

For more information contact:

Internet:	www.bnymellon.com/shareowner

Telephone:	1-800-STOCK-GE (1-800-786-2543) Outside USA: (201) 680-6848

Mail:	GE Stock Direct; c/o The Bank of New York Mellon P.O. Box 358035, Pittsburgh, PA 15252-8035

Courier:	GE Stock Direct; c/o The Bank of New York Mellon 480 Washington Blvd., Jersey City, NJ 07310

USE OF PROCEEDS

Proceeds from the sale of newly issued or treasury shares through the Plan, if any, will be used by us for general corporate purposes. GE will not receive any proceeds from the purchase of shares under the Plan in the public markets or in privately negotiated transactions.

LEGAL MATTERS

The Plan is governed by the laws of the State of New York, our state of incorporation. Our in-house legal counsel has given us a legal opinion regarding the validity of the GE stock offered by this prospectus.

EXPERTS

The consolidated financial statements of GE as of December 31, 2008 and December 31, 2007 and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2008 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the consolidated financial statements, dated February 6, 2009, refers to a change in the method of accounting for fair value measurements and the adoption of the fair value option for certain financial assets and financial liabilities in 2008, a change in the methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007, and to a change in the methods of accounting for pension and other postretirement benefits and for share-based compensation in 2006.

GE STOCK DIRECT

100,000,000 shares

Common Stock, $0.06 par value per share

PROSPECTUS

February 19, 2010

PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

SEC Registration Fee	$47,262.60
Accounting Fees and Expenses	3,500
Legal Fees	10,000
Printing and Mailing Expenses	60,000
Miscellaneous	10,000
Total Expenses	$130,762.60

Item 15.	Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law—hereinafter, referred to as the “NYBCL”—provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 6 of the restated certificate of incorporation, as amended, of GE provides in part as follows:

“A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.”

Article XI of the by-laws, as amended, of GE provides, in part, as follows:

A. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney’s fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

B. The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

C. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

D. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

E. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

GE has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 16.	Exhibits.

Exhibit 3(a)	The Certificate of Incorporation, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(a) of General Electric’s Current Report on Form 8-K dated October 20, 2008 (Commission file number 001-00035)).

Exhibit 3(b)	The By-Laws, as amended, of General Electric Company (Incorporated by reference to Exhibit 3.2 of General Electric’s Current Report on Form 8-K dated April 25, 2007 (Commission file number 001-00035)).

Exhibit 5	Opinion of Lori Zyskowski *

Exhibit 23(a):	Consent of KPMG LLP*

Exhibit 23(b):	Consent of Lori Zyskowski (included in Exhibit 5)*

Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE**

*	Filed electronically herewith.
**	Previously filed.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; and

(5) that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, General Electric Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on the 19th day of February, 2010.

GENERAL ELECTRIC COMPANY

By:	/s/ Michael R. McAlevey
Name:	Michael R. McAlevey
Title:	Vice President, Chief Corporate, Securities and Finance Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Jeffrey R. Immelt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Director)	February 19, 2010

* Keith S. Sherin	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	February 19, 2010

* Jamie S. Miller	Vice President and Controller (Principal Accounting Officer)	February 19, 2010

W. Geoffrey Beattie	Director	February , 2010

* James I. Cash, Jr.	Director	February 19, 2010

* William M. Castell	Director	February 19, 2010

* Ann M. Fudge	Director	February 19, 2010

* Susan Hockfield	Director	February 19, 2010

* Andrea Jung	Director	February 19, 2010

* Alan G. Lafley	Director	February 19, 2010

* Robert W. Lane	Director	February 19, 2010

* Ralph S. Larsen	Director	February 19, 2010

* Rochelle B. Lazarus	Director	February 19, 2010

* James Mulva	Director	February 19, 2010

* Sam Nunn	Director	February 19, 2010

* Roger S. Penske	Director	February 19, 2010

* Robert J. Swieringa	Director	February 19, 2010

* Douglas A. Warner III	Director	February 19, 2010

/S/ MICHAEL R. MCALEVEY Michael R. McAlevey	As Attorney-In-Fact for the individuals noted above with an asterisk.	February 19, 2010

Exhibit Index

Exhibit 5	Opinion of Lori Zyskowski*

Exhibit 23(a):	Consent of KPMG LLP*

Exhibit 23(b):	Consent of Lori Zyskowski (included in Exhibit 5)*

Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE**

*	Filed electronically herewith.
**	Previously filed.